Exhibit 10.3

Form of

Kyndryl

Equity Award Agreement

Plan	Kyndryl 2021 Long-Term Performance Plan (the “Plan”)
Award Type	Performance Share Units (PSUs)
Purpose	The purpose of this Award is to retain selected executives. You recognize that this Award represents a potentially significant benefit to you and is awarded for the purpose stated here.
Awarded to Home Country Global ID	Sample United States (USA) [Employee ID] [Global ID]
Award Agreement

This Equity Award Agreement, together with the “Terms and Conditions of Your Equity Award Effective November 3, 2021” (“Terms and Conditions”) document and the Plan http://w3.kyndryl.net/hr/web/compensation/executive/eq_prospectus/, both of which are incorporated herein by reference, together constitute the entire agreement between you and Kyndryl with respect to your Award.

Grant	Date of Grant	Business Target	Business Target Weighting	# PSUs Awarded	Performance Period	Date of Payout
	August 1, 2022	Adjusted Operating Cash Flow	50%	[]	April 1, 2022 - March 31, 2025	May 30, 2025
	August 1, 2022	Total Signings	25%	[]	April 1, 2022 - March 31, 2025	May 30, 2025
	August 1, 2022	Relative Total Shareholder Return	25%	[]	April 1, 2022 - March 31, 2025	May 30, 2025

Vesting

You can earn the PSUs awarded above based on Kyndryl’s performance in achieving the business targets approved by the Committee and described on Exhibit A during the performance period beginning on April 1, 2022 and ending on March 31, 2025 (the “Performance Period”).

Payout of Awards

On the “Date of Payout” indicated above, the Company shall either (a) deliver to you a number of shares of Common Stock equal to the number of your earned PSUs, or (b) make a cash payment to you equal to the Fair Market Value on the Date of Payout of the number of your earned PSUs at the end of the Performance Period, in either case, net of any applicable tax withholding, and the respective PSUs shall thereafter be cancelled.

All payouts under this Award are subject to the provisions of the Plan, this Agreement and the Terms and Conditions document, including those relating to the cancellation and rescission of awards.

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Kyndryl

Equity Award Agreement

Terms and Conditions of Your Equity Award

Refer to the Terms and Conditions document attached for an explanation of the terms and conditions applicable to your Award, including those relating to:

•Cancellation and rescission of awards (also see below)

•Jurisdiction, governing law, expenses and taxes

•Non-solicitation of Company employees and clients, if applicable

•Treatment of your Award in the event of death or disability or leave of absence

•

Treatment of your Award upon termination of employment

It is strongly recommended that you print the Terms and Conditions document for later reference.

Cancellation and Rescission

You understand that Kyndryl may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Award in accordance with the terms of the Plan, including, without limitation, canceling or rescinding this Award if you render services for a competitor prior to, or during the Rescission Period. You understand that the Rescission Period that has been established is 12 months. Refer to the Terms and Conditions document and the Plan for further details.

Data Privacy, Electronic Delivery

By accepting this Award, you agree that data, including your personal data, necessary to administer this Award may be exchanged among Kyndryl and its subsidiaries and affiliates as necessary, and with any vendor engaged by Kyndryl to administer this Award, subject to the Terms and Conditions document; you also consent to receiving information and materials in connection with this Award or any subsequent awards under Kyndryl’s long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Web site access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.

Extraordinary Compensation

Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation and shall not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future. Future grants, if any, are at the sole grace and discretion of Kyndryl, including but not limited to, the timing of the grant, the number of units and vesting provisions. This Equity Award Agreement is not part of your employment agreement, if any. Nothing in the Plan, in the grant of any Award or in this Equity Award Agreement shall confer upon you any right to continued employment with Kyndryl or any of its subsidiaries or affiliates, or interfere in any way with the right of Kyndryl or any of its subsidiaries or affiliates to terminate you employment or other service relationship for any reason at any time.

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Kyndryl

Equity Award Agreement

Accept Your Award

This Award is considered valid when you accept it. This Award will be cancelled unless you accept it by 11:59 p.m. Eastern time two business days prior to the end of the Performance Period in the “Grant” section of this Agreement. By pressing the Accept button below to accept your Award, you acknowledge having received and read this Equity Award Agreement, the Terms and Conditions document and the Plan under which this Award was granted and you agree (i) not to hedge the economic risk of this Award or any previously-granted outstanding awards, which includes entering into any derivative transaction on Kyndryl securities (e.g., any short sale, put, swap, forward, option, collar, etc.), (ii) to comply with the terms of the Plan, this Equity Award Agreement and the Terms and Conditions document, including those provisions relating to cancellation and rescission of awards and jurisdiction and governing law, and (iii) that by your acceptance of this Award, all awards previously granted to you under the Plan or other Kyndryl Long-Term Performance Plans are subject to any cancellation, rescission or recovery required by applicable laws, rules, regulations or standards, including without limitation any requirements or standards of the U.S. Securities and Exchange Commission or the New York Stock Exchange.

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Kyndryl

Exhibit A to Equity Award Agreement

Vesting; Calculating Achievement of Performance Criteria

You can earn the PSUs awarded above based on Kyndryl’s performance in achieving during the Performance Period the performance criteria set forth in materials presented to and approved by the Committee and described below. As soon as practicable following the completion of the Performance Period, the Committee shall determine, in its sole discretion, the achievement with respect to each of the performance criteria described below and will calculate the “% of Target Payout” based on the actual level of achievement of each of the performance criteria. The performance criteria shall not be achieved and no PSUs shall be vested until the Committee certifies in writing the extent to which the performance criteria have been achieved. All determinations with respect to whether, and the extent to which, the performance criteria have been achieved shall be made by the Committee in its sole discretion.

The number of PSUs that are eligible to be earned shall be based on the Committee’s certification of the achievement of the performance criteria established by the Committee, with the number of PSUs earned in respect of achievement of each of the performance criteria equal to the product of (1) the target number of PSUs awarded multiplied by the weighting for each performance criteria set forth below, times (2) the applicable “% of Target Payout” achieved with respect to each of the performance criteria.  The number of PSUs earned shall be rounded up or down to the nearest whole PSU.

If the actual performance with respect to a performance criteria determined by the Committee is between (i) the “Threshold” and “Target” or “Target Range” (as applicable) levels of achievement or (ii) the “Target” or “Target Range” (as applicable) and “Maximum” levels of achievement, then the “% of Target Payout” shall be determined by linear interpolation (and rounded to the nearest tenth of a whole percent).

Any PSUs that do not become vested based on the actual achievement of the performance criteria during the Performance Period will be forfeited for no consideration therefor as of the Date of Payout.

Performance Criteria

I.Adjusted Operating Cash Flow - 50% Weighting

“Adjusted Operating Cash Flow” means cash flow from operations with the following add-backs: separation-related costs, workforce rebalancing and restructuring charges, transaction-related and integration-related items, goodwill and long-lived asset impairment charges, foreign currency impacts of highly inflationary countries, significant litigation costs, amortization of intangible assets, stock-based compensation, and pension costs other than pension servicing costs and multi-employer plan costs.

Level of Achievement	Below Threshold	Threshold	Target	Maximum

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Goal Attainment %	< 80%	80%	100%	120%
% of Target Payout	0%	50%	100%	150%

II.Total Signings - 25% Weighting

“Signings” means an initial estimate of the value of a customer’s commitment under a contract.

“Total Signings” means the aggregate amount of all Signings during the Performance Period.

Level of Achievement	Below Threshold	Threshold	Target Range			Maximum
Goal Attainment %	< 80%	80%	98%	100%	102%	120%
% of Target Payout	0%	20%	100%	100%	100%	150%

III.Relative Total Shareholder Return - 25% Weighting

A portion of the PSUs awarded to you are eligible to be earned based on the percentile rank of Kyndryl’s total shareholder relative to the comparison group of companies (the “Peer Group,” and each member thereof, a “Peer Company” and such percentile rank, “Relative TSR”). For purposes of determining Relative TSR, the Peer Group will consist of the constituents of the S&P 400 Mid-Cap Index as of April 1, 2022, provided that a constituent company that ceases to be a member of the S&P Mid-Cap Index after April 1, 2022 will cease to be a member of the Peer Group.

The number of PSUs that shall be eligible to vest based on the achievement of Relative TSR (as defined below) is set forth in the table below.

Level of Achievement	Below Threshold	Threshold	Target	Maximum
Goal Attainment Percentile	< 25th percentile	25th percentile	50th percentile	90th percentile
% of Target Payout	0%	50%	100%	200%

Each Peer Company’s total shareholder return (“TSR”) will be measured over the Performance Period using the following equation:

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“Adjusted End Price” means the average closing stock price of the five trading days ending on the last day of the Performance Period. Dividends are assumed to be reinvested in additional shares of the issuing entity’s stock as of the ex-dividend date.

“Start Price” means the average closing stock price of the five trading days ending on the first day of the Performance Period.

At the end of the Performance Period, the TSR of each Peer Company (excluding Kyndryl) will be ranked from highest to lowest, with the Peer Company with the highest TSR being assigned the rank of one. The percentile rank of the Peer Company with the TSR closest to, but greater than, Kyndryl’s TSR and the Peer Company with the TSR closest to, but less than, Kyndryl’s TSR will be calculated using the equation below, where N is the total number of Peer Companies, excluding Kyndryl, and R is a Peer Company’s ranking within the comparison group, excluding Kyndryl:

The percentile rank of Kyndryl’s TSR against the comparison group will be calculated using the equation below, where PKD and TSRKD equal Kyndryl’s percentile rank and TSR, respectively; Pabove and TSRabove equal the percentile rank and TSR, respectively, for the Peer Company whose TSR ranks immediately above Kyndryl; and Pbelow and TSRbelow equal the percentile rank and TSR, respectively, for the Peer Company whose TSR ranks immediately below Kyndryl.

If Kyndryl’s TSR is greater than the TSR of the Peer Company that ranked first within the comparison group, Kyndryl’s TSR will be positioned at the 100th percentile. Similarly, if Kyndryl’s TSR is less than the TSR of the Peer Company that ranked last within the comparison group, Kyndryl’s TSR will be positioned at the 0th percentile.

Notwithstanding the foregoing, if Kyndryl’s TSR at the end of the Performance Period is negative, the “% of Target Payout” in respect of Relative TSR will be capped at 100%.

A member of the Peer Group will be removed if: (i) during the Performance Period, the constituent company makes a public disclosure of its intent or agreement to enter into a merger or sale with another company, after which the constituent company will no longer be listed on a securities exchange; or (ii) it is not listed on a securities exchange for the entire Performance Period; provided, that a company that becomes subject to a proceeding as a debtor under the U.S. Bankruptcy Code during the Performance Period will be included with TSR equal to -100%.

Adjustments to Performance Criteria

Adjustments to the performance criteria will be determined by the Committee in accordance with the established adjustment policy, which includes (among others):

•	Currency impacts – predetermined financial results are updated to remove the impact from currency movements;

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•	Unplanned acquisitions or divestitures;
•	Novation – loss of non-novated contracts over the 12- to 15-month period following the commencement of the Performance Period;
•

Special items as disclosed in Kyndryl’s public financial reporting, including but not limited to, gains/losses on divestitures or asset sales, effect of changes in accounting principles, tax law, or other laws or provisions affecting reported results;

•	Material changes to commercial agreements driven by a change in IBM strategy; or
•	Cash usage associated with the deployment of any long-term incentive cash-deferred plans.

The Committee shall have the discretion to determine whether, when and to what extent an adjustment is necessary or advisable based upon consideration of such factors the Committee deems appropriate in light of the facts and circumstances.

Notwithstanding the foregoing, no adjustments will be made to performance criteria due to planned acquisitions or divestitures or customer terminations or loss of scope (excluding loss of non-novated contracts).

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